Exhibit 99.1

DANAHER TO ACQUIRE PALL CORPORATION FOR $127.20 PER SHARE, OR $13.8 BILLION

Washington, D.C., May 13, 2015 – Danaher Corporation (NYSE:DHR) (“Danaher”) announced today that it has entered into a definitive merger agreement with Pall Corporation (NYSE:PLL) (“Pall”) pursuant to which Danaher will acquire all of the outstanding shares of Pall for $127.20 per share in cash, or a total enterprise value of approximately $13.8 billion, including assumed debt and net of acquired cash.

Pall is a leading global provider of filtration, separation and purification solutions that remove contaminants or separate substances from a variety of solids, liquids and gases. Decades of work by Pall’s filtration engineers and scientists have built a highly-respected brand on which customers rely to solve their most difficult purification problems across the broad spectrum of life sciences and industry. In its fiscal year ended July 2014, Pall generated consolidated revenues of $2.8 billion, with $1.5 billion from its Life Sciences segment and $1.3 billion from its Industrial segment. The Life Sciences segment serves customers in the fast-growing biopharmaceutical market, as well as food & beverage and medical end markets. The Industrial segment serves customers in the process technologies, aerospace and microelectronics markets.

Danaher’s President and CEO, Thomas P. Joyce, Jr., said, “Pall is a highly attractive business, with approximately 75% recurring revenues, mid-single digit organic growth and a solid margin profile. Its best-in-class technology, combined with the broadest, most technically-advanced solutions, make it the premier brand in the filtration industry. Pall will provide us a leading business with significant runway for expansion and strengthens our life sciences position in the strategically-attractive, high-growth biopharmaceutical market. With the Danaher Business System as a foundation, Pall associates will have the tools to accelerate new product development and improve operational efficiency in the years to come. We look forward to welcoming the Pall team to Danaher.”

The acquisition has been unanimously approved by the Board of Directors of each company, and the Pall Board of Directors has unanimously recommended that Pall shareholders approve the transaction. The merger is subject to customary conditions, including approval by Pall’s shareholders, receipt of applicable regulatory approvals and the absence of a material adverse effect on Pall. The transaction is expected to be completed around the end of calendar year 2015. Danaher estimates the Pall acquisition will be approximately $0.40 accretive to non-GAAP, adjusted diluted net earnings per share in 2016, excluding non-cash amortization, purchase accounting and transaction expenses.

Danaher expects to finance the transaction primarily with available cash and proceeds from the issuance of debt or new credit facilities.

Danaher will host a conference call to discuss the transaction on May 13 at 8:30 a.m. ET. Access the call by dialing 877-397-0292 in the U.S., or 719-325-4762 internationally, and telling the operator that you are dialing in for Danaher’s investor conference call (access code 8662810). A replay of the conference call will be available shortly after the conclusion of the call and until Wednesday, May 20, 2015. The replay can be accessed by dialing 888-203-1112 within the U.S., or 719-457-0820 internationally, with the access code 8662810. In addition, presentation materials relating to Danaher’s acquisition of Pall have been posted to the “Investors” section of Danaher’s website.

ABOUT DANAHER

Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world-class brands has leadership positions in some of the most demanding and attractive industries, including health care, environmental and industrial. The Company’s globally diverse team of 71,000 associates is united by a common culture and operating system, the Danaher Business System. In 2014, Danaher generated $19.9 billion in revenue and its market capitalization exceeded $60 billion. For more information please visit: www.danaher.com.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking” statements within the meaning of the U.S. federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, risks and uncertainties related to: general economic conditions and conditions affecting the industries in which Danaher and Pall operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the merger agreement conditions and consummate the transaction on the anticipated timetable or at all; Danaher’s ability to successfully integrate Pall’s operations and employees with Danaher’s existing business; the ability to realize anticipated growth, synergies and cost savings; and Pall’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s 2014 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2015. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

With respect to the forward-looking information presented on a non-GAAP basis, the Company is unable to provide a quantitative reconciliation to GAAP because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events.

CONTACT

Matthew E. Gugino

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860

FOR MEDIA INQUIRIES, CONTACT

Hugh Burns/Delia Cannan

Sard Verbinnen & Co

Telephone: (212) 687-8080

Email: danaher-svc@sardverb.com